Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

DECEMBER 1, 2014

between

VOLT DELTA RESOURCE HOLDINGS, INC.,

VOLT INFORMATION SCIENCES, INC.

and

NEWNET COMMUNICATION TECHNOLOGIES, LLC

TABLE OF CONTENTS

-i-

-ii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of  December 1, 2014, is entered into by and between VOLT DELTA RESOURCE HOLDINGS, INC., a Nevada corporation, with its principal place of business at 1065 Avenue of the Americas, 20th Floor, New York, NY 10018 (“Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation with its principal place of business at 1065 Avenue of the Americas, 20th Floor, New York, NY 10018 (“VIS”), and NEWNET COMMUNICATION TECHNOLOGIES, LLC, a Delaware limited liability company with its principal place of business at 1455 West Shure Drive, Arlington Heights, Illinois 60004 (“Buyer”).  Each of Buyer and Seller are sometimes hereinafter referred to individually as a “Party”.

RECITALS

WHEREAS, Seller holds all of the issued and outstanding membership interests (the “Membership Interests”) in Volt Delta Resources, LLC, a Nevada limited liability company, with its principal place of business at 1065 Avenue of the Americas, 20th Floor, New York, NY 10018 (the “Company”);

WHEREAS, Company holds (directly or indirectly) all of the issued and outstanding ownership interests in its Subsidiaries;

WHEREAS, Company, directly and through its Subsidiaries, is engaged in the business of designing and developing computer-generated directory assistance systems and voice enhancement features, and delivering On Demand Customer Care to enterprises and service providers, residential, business and government, as well as voice recognition technology to enterprises globally, under the VoltDelta brand, and solutions commonly referred to as “big data” analytics and data aggregation services related to directory assistance and other consumer and business related data, delivered through its LSSi brand, with international data center operations in the United States, United Kingdom and Germany (the “Business”);

WHEREAS, the Buyer wishes to acquire all of the Membership Interests and the Business from the Seller and the Seller wishes to sell the Membership Interests and the Business to the Buyer (collectively, the transactions contemplated by this Agreement, the “Transaction”);

WHEREAS, VIS is the indirect parent company of Seller and has agreed to become party to this Agreement in order to induce Buyer to execute this Agreement and consummate the Transaction;

WHEREAS, the board of directors of the Seller, the executive committee of the board of directors of VIS, and the manager of the Buyer have each granted its approval with respect to the entering into of this Agreement; and

WHEREAS, the Buyer has analyzed its obligations under applicable antitrust Laws in respect of the Transaction.  On the basis of this analysis, the Buyer has determined that it does not need to notify any Governmental Authority of the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

Section 1.01  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Balance Sheet Date” means August 3, 2014.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement, and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other material plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant, manager or director of any Group Company participates in or is covered under, or is otherwise a party, and with respect to which any Group Company is a sponsor or participating employer, or has an obligation to make contributions, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Documents” means this Agreement, the Convertible Note Agreement, the Convertible Note, and each other agreement, document, instrument or certificate to be executed and delivered by Buyer hereunder or in connection with the consummation of Transaction.

“Buyer Parties” means, collectively, the Buyer and the Buyer Subsidiaries.

“Buyer Subsidiaries” means all of Buyer’s Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means nonpublic information, knowledge, or data relating to the Protected Parties or the Business, including, without limitation, (i) all forms and types of financial, business, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other information relating to any Protected Party and/or the operation of the Business, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like, and whether or not developed independently prior to or during any affiliation with any Protected Party; and (ii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.  Information which enters the public domain or is publicly available loses its confidential status hereunder so long as the Protected Party seeking protection directly or indirectly causes such information to enter the public domain or become publicly available.

“Contract” means any legally binding written document, agreement, indenture, note, bond, mortgage, hypothec, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Current Assets” shall be determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Schedules.

“Current Liabilities” shall be determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the of the Financial Schedules.

“Damages” means actual out-of-pocket costs, expenses, damages, liabilities or losses (including, without limitation, reasonable counsel’s fees and other reasonable costs and expenses incurred investigating or otherwise incident to any Legal Proceeding).

“Dormant Entities” means, collectively, Volt Delta Asia, Inc., a Delaware corporation, Big Rock Solutions, Inc., a Nevada corporation, Volt Delta International B.V., a Netherlands entity, Volt Delta Resources Of Mexico, S. de R.L. de C.V., a Mexico entity, Volt Delta International Communications Ltd., a United Kingdom entity, and Volt Delta International, Pte., Ltd., a Singapore entity.

“Employee” means a person who is, on the Closing Date, employed by a Group Company, other than the Excluded Employees.

“Employment Costs” means:

(a)
the amounts payable or paid to or in respect of the employment of the relevant employee (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and

(b)
the costs of providing any non-cash benefits which the employer is required to provide by Law or contract or otherwise provides in connection with such employment (including other employee benefit provisions).

“Employment Liabilities” means any and all Damages, excluding Employment Costs, directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment (including severance costs and costs payable pursuant to Section 2.06(b) and Section 2.06(c)), or of the employment relationship (including all Damages arising out of any claim, award, judgment or agreement for redundancy pay, Damages or compensation arising out of unfair or wrongful dismissal, breach of contract or discrimination, and Damages incurred in connection with the violation of any applicable Law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Subsidiary” means, with respect to the Group Companies, any other Person that, together with the Group Companies, would be treated as a single employer under Section 414 of the Code.

“Excluded Assets” means (i) all assets related to, or used in, the Maintech Business and (ii) all stock, membership interests or other equity interests in any of the Dormant Entities and the Maintech Entities.

“Excluded Employees” means persons listed in Schedule 1.01 – Excluded Employees.

“Excluded Liabilities” means all liabilities associated with the Maintech Business or the Dormant Entities.

“Extended Representations” means, collectively, the Fundamental Representations, the Intellectual Property Representations and the Tax Representations.

“Fundamental Representations” means Section 4.01 (Organization, Good Standing and Authority of Seller; Enforceability of Seller), Section 4.03 (Capitalization), Section 4.04(a) (No Conflict with Governing Documents), Section 4.05(a) (Tangible Personal Property), Section 5.01 (Organization, Good Standing and Authority of Buyer; Enforceability of Buyer), Section 5.02(a) (No Conflict with Governing Documents), and Section 5.04 (Capitalization).

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governmental Authority” means any U.S. or other national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental entity established to perform any of such functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Group” or “Group Companies” means, collectively, the Company and its Subsidiaries other than the Dormant Entities and the Maintech Entities.

“Group Assets” means, collectively, the assets owned by the Group Companies or the Seller or its Subsidiaries, including all right, title and interest in and to the assets used in the conduct of the Business, of every kind and description, wherever located, whether tangible or intangible (including, without limitation, goodwill), real, personal or mixed, to the extent that such assets exist as of the Closing and are reasonably necessary for the conduct of the Business as it is currently conducted, but excluding all Excluded Assets.

“Indebtedness” means at a particular time (without duplication) (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) deferred purchase price for assets, property or services, whether contingent, fixed or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness pursuant to a guarantee, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness secured by a Lien on a Person’s assets.

“Indemnifying Party” means, with respect to a matter for which indemnification is sought under Section 7.02, the Person providing indemnification in respect of such matter pursuant to Section 7.02.

“Indemnified Party” means, with respect to a matter for which indemnification is sought under Section 7.02, the Person entitled to be indemnified in respect of such matter pursuant to Section 7.02.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international, and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (ii) discoveries, concepts, ideas, research and development, know-how, trade secrets, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents; (iii) all copyrights and similar rights in protectable material, including mask works, including rights to Use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names (including fictitious, assumed, and d/b/a names), logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together will the goodwill associated with any of the foregoing (“Trademarks”); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights, economic rights, rights of attribution of authors and inventors, rights of privacy, and rights of publicity, however denominated, throughout the world; (viii) all Web addresses, URLs, sites and domain names and numbers, all names and/or channels registered under accounts with YouTube or any similar website operator, and all social media handles (i.e. Twitter, Facebook, etc.); (ix) Software and Technology; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Representations” means Section 4.11 (Intellectual Property).

“Internal Reorganization” means the steps taken or to be taken by the Group Companies, solely at the direction of Seller or VIS, or any of their respective Subsidiaries, to (i) transfer all of the Excluded Assets and Excluded Liabilities associated with the Maintech Business from the Group Companies to a Subsidiary of VIS that is not a Group Company and (ii) transfer all ownership interests in the Dormant Entities and the Maintech Entities to a Subsidiary of VIS that is not a Group Company.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, policy or other requirement, bylaws or rules of any Governmental Authority applicable to its members or participants, including, without limitation, the Securities Act of 1933, as amended.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries, proceedings or claims by or before a Governmental Authority.

“Liens” means any mortgage, pledge, lien, charge, security interest, claim or other similar encumbrance.

“LSSi Permits” means, collectively, the Permits set forth on Schedule 1.01 – LSSi Permits.

“Maintech Business” means the business of providing information technology infrastructure services (including field services such as hardware maintenance, parts sparing and technical support, and service call management); remote managed services; data center services; and design, engineering, installation, monitoring, and maintenance for voice/data, security and video infrastructure previously conducted (subject to the completion of the Internal Reorganization) by one or more of the Group Companies and the Maintech Entities.

“Maintech Entities” means Maintech, Incorporated, a Delaware corporation, Volt Maintech Limited, a Hong Kong entity, and Maintech Europe Limited, a United Kingdom entity.

“Material Adverse Effect” means in respect of a Party, a change, effect, event, occurrence or circumstance that is, or could reasonably be expected to be, materially adverse to: (i) the business, assets, results of operations, condition (financial or otherwise) of such Party, or (ii) the ability of such Party to consummate the Transaction or perform its obligations under this Agreement or the other relevant Transaction Documents to which it is party, provided, however, that “Material Adverse Effect” shall not include any change, effect, event, occurrence or circumstance directly or indirectly, arising out of or attributable to: (A) general local domestic, foreign, or international economic or political conditions; (B) conditions generally affecting the industries in which the Group Companies operate; (C) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof; (D) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party to this Agreement; (E) any matter of which the other Party to this Agreement is aware as of the Closing; (F) any changes in applicable Laws or accounting rules or principles (including changes in GAAP); (G) any natural or man-made disaster or acts of God; (H) the Retained Litigation; or (I) any failure by such Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Order” means any order, injunction, judgment, decree, ruling, writ, inspection report, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the Closing consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; and (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (e) those Liens set forth on Schedule 1.01 – Permitted Liens; and (f) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority or political subdivision thereof.

“Protected Parties” means, collectively, the Group Companies and the Buyer Parties.

“Registered Intellectual Property” means all United States and foreign: (1) issued Patents and applications for Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Reporting Accountants” means a firm of accountants to be agreed by the Parties within five (5) Business Days of a notice by the Seller to the Buyer, or vice versa, requiring such agreement or, failing such agreement, to be nominated, on the application of the Seller or the Buyer, by or on behalf of the chairman or other senior officer of the American Institute of Certified Public Accountants, New York Office.

“Reporting Arbitrator” means an arbitrator to be agreed by the Parties within five (5) Business Days of a notice by the Seller to the Buyer, or vice versa, requiring such agreement or, failing such agreement, shall mean a panel of three arbitrators consisting of one member selected by Buyer, one member selected by Seller and the remaining member to be selected by the other two arbitrators; provided that any arbitrator serving as a Reporting Arbitrator must be a member of the Arbitration Association of America.

“Restricted Person” means any Person who is as of, or was during the one (1) month preceding, the Closing Date, employed by or providing services as an employee, independent contractor or consultant to any Group Company solely in connection with the Business.

“Retained Litigation” means all of the Actions set forth on Schedule 1.01 - Retained Litigation, and shall include all related Actions and claims, whether such Actions and claims arise or are filed before or after Closing, including, without limitation, any counter claims and related indemnification claims; provided, however, that any Action or claim related to the Retained Litigation shall not be deemed “Retained Litigation” to the extent such Action or claim arises out of any alleged action of the Group Companies after the Closing.

“Securities” means, collectively, the Convertible Note and the Certificate of Interest in Buyer issuable upon conversion of the Convertible Note.

“Seller Documents” means this Agreement, the Convertible Note Agreement, and each other agreement, document, instrument or certificate to be executed and delivered by Seller hereunder or in connection with the consummation of the Transaction.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means Six Million Dollars ($6,000,000).

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Representations” means Section 4.16 (Taxes).

“Tax Return” or “tax return” means any return, report, declaration, election, notice, form, designation or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing.

“Termination” means an Employee’s or Excluded Employee’s release, redundancy or other separation from a Group Company after the Closing.

“Transaction Documents” means the Buyer Documents and the Seller Documents.

“Use” means to use, reproduce, modify, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense, and otherwise exploit.

“Working Capital” means, as of the Closing Date, Current Assets excluding (i) the net carrying value of receivables or other assets that are not supported by a detailed listing and (ii) the carrying value of net project development costs less Current Liabilities excluding net deferred revenue adjusted by (a) any amounts transferred between the Buyer and the Seller or its affiliates subsequent to the Closing Date related to the settlement of intercompany balances that exist at the Closing Date and (b) any amounts paid by Seller or its affiliates to the Employees or the Excluded Employees to settle Employment Liabilities and Employment Costs owed to them at the Closing and included in liabilities at the Closing.

The following terms are defined in the section or subsection of this Agreement set forth after such term below:

Term	Section
Acquisition Allocation Schedules	Section 6.10(b)
Action	Section 4.18
Agreement	Preamble
Assigned Trademarks	Section 6.09
Bankruptcy Exception	Section 4.01(e)
Business	Recitals
Business Inbound Intellectual Property Licenses	Section 4.11(b)
Business Intellectual Property Licenses	Section 4.11(b)
Business Outbound Intellectual Property Licenses	Section 4.11(b)
Business Intellectual Property	Section 4.11(c)
Business Service Providers	Section 4.15(a)
Business Software	Section 4.11(g)
Buyer	Preamble
Buyer Financial Statements	Section 5.06
Buyer Indemnified Parties	Section 7.02(a)
Cap Amount	Section 7.02(c)

Closing	Section 3.01
Closing Balance Sheet	Section 2.04(c)
Closing Date	Section 3.01
Closing Working Capital	Section 2.04(c)
Company	Preamble
Convertible Note	Section 2.02(a)
Convertible Note Agreement	Section 2.02(a)
Copyrights	Section 1.01
Deductible	Section 7.02(e)
Dismissed Case	Section 7.06(a)
Election	Section 6.10(a)
Financial Schedules	Section 4.08(a)
General Cap Amount	Section 7.02(c)
General Consent Cap Amount	Section 7.02(c)
Group Permits	Section 4.17(b)
IP Cap Amount	Section 7.02(c)
LSSi Permit Cap Amount	Section 7.02(c)
Material Contracts	Section 4.13(a)
Material Owned Intellectual Property	Section 4.11(a)
Membership Interests	Preamble
Patents	Section 1.01
Party	Preamble
Personal Property Leases	Section 4.05(b)
Purchase Price	Section 2.02(a)
Real Property	Section 4.06
Real Property Lease	Section 4.06
Restricted Period	Section 6.03(a)
Retained Litigation	Section 8.04(b)
Seller	Preamble
Seller Indemnified Parties	Section 7.02(b)
Subsequent Litigation	Section 7.06(a)
Survival Period	Section 7.01(a)
Tax Adjustment Payment	Section 2.07(a)
Third Party Claim	Section 7.03
Trademarks	Section 1.01
Trademark Assignment Agreement	Section 2.05(b)
Transaction	Preamble
Transition Period	Section 2.06(c)
Transition Services Agreement	Section 2.05(a)
U.S. Employees	Section 2.06(c)

Section 1.02  Interpretation.  Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) the terms “Dollars” and “$” mean United States Dollars; (v) words defined in the singular have the parallel meaning in the plural and vice versa; (vi) words of one gender shall be construed to apply to each gender; (vii) the words “hereof”, “herein”, “hereby”,  “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (viii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (ix) the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties; (x) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (xi) any references to time shall be references to Pacific time.

Section 1.03  References to liabilities and obligations.

(a)           Any reference in this Agreement to a pre-closing obligation of any Group Company under this Agreement shall be deemed to incorporate a reference to an obligation on the part of the Seller to ensure that the relevant obligation is performed by the relevant Group Company, on and subject to the terms and conditions set out in this Agreement.

(b)           Any reference in this Agreement to an obligation of any Buyer Subsidiary under the terms of this Agreement shall be deemed to incorporate a reference to an obligation on the part of Buyer to ensure that the relevant obligation is performed by the relevant Buyer Subsidiary, on and subject to the terms and conditions set out in this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01  Purchase and Sale of Membership Interests. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties and agreements contained herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests for the consideration specified in Section 2.02.

Section 2.02  Consideration.

(a)           In consideration for the sale by Seller to Buyer of the Membership Interests, and subject to adjustment as provided in Section 2.04, the aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be Ten Million Dollars ($10,000,000), payable wholly in the form of a convertible note (the “Convertible Note”) as described in an agreement (the “Convertible Note Agreement”) between the Buyer and the Seller, in the form annexed hereto as Exhibit A.

(b)           If, during the 12-month period commencing on the Closing Date, any Buyer Party (including any Group Company) or any other affiliate of the Buyer:

(i)           enters into any agreement or understanding (or commences discussions which result in any Buyer Party (including any Group Company) or any affiliate of the Buyer entering into an agreement or understanding not later than 24 months after the Closing Date) providing for the transfer (whether directly, as a result of a change of control or otherwise) or license (other than a license to a customer of a Buyer Party (including a Group Company) in the Ordinary Course of Business) of any of (A) the Patents included in the Material Owned Intellectual Property or (B) the Assigned Trademarks (including, without limitation, as part of any sale of substantially all of the assets of any Buyer Party (including any Group Company) or any other affiliate of the Buyer, or the merger, sale or consolidation of any Buyer Party (including any Group Company) or any other affiliate of the Buyer) to any Person other than a wholly owned Subsidiary of Buyer (it being understood that any wholly owned Subsidiary to whom the Patents are transferred will be bound to the provisions of this Section 2.02(b) with respect to a subsequent transfer to any other Person), or

(ii)           sends notice of infringement or institutes legal proceedings against an alleged infringer of any of (A) the Patents included in the Material Owned Intellectual Property or (B) the Assigned Trademarks,

then, in either such event, Buyer shall promptly pay, or caused to be paid, to Seller following receipt, as additional consideration, an amount equal to 50% of:

(iii)           in the case of a transfer of such Patents or Assigned Trademarks, the consideration received by the Buyer Parties (including the Group Companies) and any other affiliates of Buyer in connection with such transfer, or

(iv)           in the case of the licensing of such Patents or Assigned Trademarks, the royalties and fees paid to the Buyer Parties (including the Group Companies) and any other affiliates of Buyer, and

(v)           in the case of notice of infringement or the commencement of legal proceedings with respect to an infringement claim, all damages, awards, or settlement proceeds recovered by any Buyer Party (including any Group Company) and any other affiliates of the Buyer attributable to a claim of infringement of such Patents or Assigned Trademarks less all attorneys’ fees, expert witness fees, court costs, and the like incurred by the Buyer Party (including any Group Company) or any affiliate of the Buyer in the prosecution of such infringement claim.

Section 2.03  Withholding Tax.  Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law.  All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.04  Purchase Price Adjustment.

(a)           On the Closing Date, Seller shall pay to Buyer, as a purchase price adjustment, Two Million Dollars ($2,000,000) in cash.

(b)           Within forty-five (45) days after the Closing Date, Seller shall pay to Buyer, as a purchase price adjustment, an additional Two Million Dollars ($2,000,000) in cash.

(c)           Within forty-five (45) Business Days after the Closing Date, the Seller shall prepare and deliver to Buyer, a balance sheet as of 12:01 a.m. (Pacific Time) on the Closing Date (the “Closing Balance Sheet”) and a statement of the Working Capital, derived from the Closing Balance Sheet (“Closing Working Capital”).  The Closing Balance Sheet and Closing Working Capital shall be prepared by Seller using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Schedules.  At request of the Seller, Buyer shall promptly provide copies of all financial books, records and accounts of Group Companies reasonably necessary for Seller to prepare the Closing Balance Sheet and statement of Closing Working Capital derived from the Closing Balance Sheet.

(d)           If Target Working Capital is more than Closing Working Capital, then Seller shall pay to Buyer, within ten (10) Business Days of the Closing Balance Sheet being deemed final and binding on the Parties pursuant to Section 2.04(f), an amount in cash equal to the excess of Target Working Capital over Closing Working Capital.  If Target Working Capital is less than Closing Working Capital, then Buyer shall pay to Seller, within ten (10) Business Days of the Closing Balance Sheet being deemed final and binding on the Parties pursuant to Section 2.04(f), an amount in cash equal to the excess of Closing Working Capital over Target Working Capital.

(e)           In the event that the Buyer objects to any of the calculations shown in the Closing Balance Sheet or Closing Working Capital, the following provisions shall apply:

(i)           Buyer may present the Seller, within thirty (30) days after the receipt by Buyer of the Closing Balance Sheet, with written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

(ii)           The Seller and the Buyer shall attempt in good faith to resolve any such disagreements within forty-five (45) Business Days after the receipt by Seller of the Buyer’s objections.  If the Seller and the Buyer are unable to resolve any disagreement with respect to the Closing Balance Sheet within such forty-five (45) Business Day period, the items of disagreement alone will be promptly referred for final determination to the Reporting Accountants in accordance with the terms of Section 2.04(e)(iii).  To the extent that the Reporting Accountants informs the Parties in writing that any items of disagreement relate to matters beyond their scope of engagement as set forth in Section 2.04(e)(v) below, the interpretation of such matters identified by the Reporting Accountants shall then be referred to the Reporting Arbitrator in accordance with the terms of Section 2.04(e)(iii).

(iii)           The Reporting Accountants and, to the extent required, the Reporting Arbitrator shall be engaged jointly by the Seller and the Buyer on the terms set out in this Section 2.04(e)(iii) and otherwise on such terms as shall be agreed, provided that neither the Seller nor the Buyer shall unreasonably refuse their agreement to terms proposed by the Reporting Accountants or the Reporting Arbitrator, as applicable, or by the Buyer or the Seller, as the case may be.  If the terms of engagement of the Reporting Accountants or the Reporting Arbitrator, as applicable, have not been settled within forty-five (45) Business Days of their identity having been determined (or such longer period as the Seller and the Buyer may agree) then, unless the Seller or the Buyer unreasonably refuse agreement to those terms, those accountants or arbitrators, as applicable, shall be deemed never to have become the Reporting Accountants or the Reporting Arbitrator, as applicable, and new Reporting Accountants or the new Reporting Arbitrator, as applicable, shall be selected in accordance with the provisions of this Agreement.

(iv)           Except to the extent that the Seller and the Buyer mutually agree otherwise, the Reporting Accountants and the Reporting Arbitrator shall determine their own procedure and shall make their determination as soon as reasonably practicable.

(v)           Apart from procedural matters and as otherwise set out in this Agreement, the Reporting Accountants shall determine only whether any of the arguments for an alteration to the Closing Balance Sheet put forward in the notice referred to in Section 2.04(e)(i) is correct with respect to the application of GAAP in whole or in part, and if so, what alterations should be made to the Closing Balance Sheet in order to correct the relevant inaccuracy in it.  All other matters related to any disagreement with respect to the Closing Balance Sheet and/or Closing Working Capital shall be determined by the Reporting Arbitrator.

(vi)           For the avoidance of doubt, the Reporting Accountants and the Reporting Arbitrator shall not be entitled to determine the scope of their own jurisdiction.

(vii)           The determination of the Reporting Accountants and the Reporting Arbitrator, as applicable, shall:

A.           be made in writing and made available for collection by the Seller and the Buyer at the offices of the Reporting Accountants or the Reporting Arbitrator, as applicable, or by mail at such time as the Reporting Accountant shall determine; and

B.           unless otherwise agreed by the Seller and the Buyer, include reasons for each relevant determination.

(viii)           The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Buyer, save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction).

(ix)           The expenses of the Reporting Accountants and the Reporting Arbitrator shall be borne as they shall direct at the time they make any determination or, failing such direction, equally between the Buyer, on the one hand, and the Seller, on the other hand.

(x)           The Seller and the Buyer shall co-operate with the Reporting Accountants and the Reporting Arbitrator and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement.  In particular, without limitation, the Buyer shall keep up-to-date all books and records relating to the Group Companies, subject to reasonable notice and confidentiality arrangements, and shall make available to one another’s accountants and other representatives and the Reporting Accountants or the Reporting Arbitrator, as applicable, all books and records relating to the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants or Reporting Arbitrator, as applicable, down to the making of the relevant determination.

(xi)           Each Party shall, and shall procure that its accountants and the other advisers, the Reporting Accountants and the Reporting Arbitrator shall, keep all information and documents provided to them pursuant to this Section 2.04(e) confidential and shall not use the same for any purpose, except for disclosure or use in connection with the proceedings of the Reporting Accountants in accordance with this Section 2.04(e) or another matter arising out of this Agreement, or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

(f)           The Closing Balance Sheet will be deemed to be final and binding on the Parties upon:

(i)           thirty (30) days after the receipt by the Buyer of the Closing Balance Sheet if the Buyer has not delivered to the Seller a notice of disagreement; or

(ii)           resolution of any disagreement by mutual written agreement of the Seller and the Buyer after a timely notice of disagreement has been delivered to the Buyer;

(iii)           notification by the Reporting Accountants and the Reporting Arbitrator of their final determination of the items of disagreement submitted to them; or

(iv)           acceptance in writing by the Buyer of the Closing Balance Sheet as submitted by the Seller.

Section 2.05  Ancillary Agreements.

(a)           The Buyer shall, and the Seller shall cause VIS to, execute the transition services agreement in the form as attached hereto as Exhibit B (the “Transition Services Agreement”).

(b)           The Seller shall cause VIS and the Company to execute the trademark assignment agreement in the form as attached hereto as Exhibit C (the “Trademark Assignment Agreement”) to transfer and assign certain Trademarks used by the Group Companies in accordance with the terms and conditions of the Trademark Assignment Agreement.

Section 2.06  Employees.

(a)           Each Employee and Excluded Employee will remain employed with the Employee’s applicable Group Company following the Closing.

(b)           All Employment Liabilities payable to any Excluded Employee as a result of such Excluded Employee’s Termination within 30 days of the Closing Date shall be the responsibility of the Seller.

(c)           All Employment Liabilities payable to any Employee as a result of the Termination of such Employee (without regard to when such Termination is effective, provided such Termination is so effective at or after the Closing Date) shall be the responsibility of the Buyer.  For the avoidance of doubt, to the extent the Seller (or its affiliates) pays any Employment Liabilities to any Employee as a result of the Termination of such Employee (without regard to when such Termination is effective, provided such Termination is so effective at or after the Closing Date) under the terms of the Transition Services Agreement or otherwise, Buyer shall reimburse Seller for all such amounts paid by Seller.

(d)           After the Closing Date and through December 31, 2014 (the “Transition Period”), Seller will permit Employees who are employed in the United States of America (“U.S. Employees”) and who remain employed with the U.S. Employee’s applicable Group Company following the Closing Date and their dependents to continue to participate in the Seller’s group health plan in which such U.S. Employees and their dependents participated immediately before the Closing Date on the same basis as in effect as of the Closing Date and in accordance with the terms of such group health plan. Buyer shall (i) collect from such U.S. Employees and remit to Seller (at the time normally paid by Seller's employees generally) the full amount of Employee’s share of the costs of such coverage and (ii) remit to Seller the Group Company’s share of the costs of such coverage (which shall be remitted to Seller together with Employee’s portion of the costs pursuant to (i) above). In return for such coverage during the Transition Period, Buyer agrees to pay to Seller on December 31, 2014 the sum of $200,000 less the amount of any premiums remitted to Seller for such coverage before such date. U.S. Employees who remain employed with the Employee’s applicable Group Company following the Closing Date and their dependents shall not participate in Seller’s group health plan after the expiration of the Transition Period.  Buyer agrees to provide such U.S. Employees and their dependents coverage under its group health plan after the expiration of the Transition Period. Buyer shall notify Seller in case of forced redundancies or any other Termination of such U.S. Employees occurring after the Closing and prior to the expiration of the Transition Period. If any U.S. Employee who remains employed with the U.S. Employee’s applicable Group Company following the Closing and prior to the expiration of the Transition Period and their dependents become eligible for continuation coverage following any forced redundancies or any other Termination of such U.S. Employee (or any other qualifying event) occurring at any time after the Closing and prior to the expiration of the Transition Period, Buyer agrees to provide such continuation coverage under its group health plan after the expiration of the Transition Period as required under COBRA.

Section 2.07  Adjustment for Taxes.

(a)           Seller will pay Buyer an amount (the “Tax Adjustment Payment”) equal to Taxes actually incurred by Buyer for the 12-month period following the Closing Date related to current deferred revenue as of the Closing Date net of any tax benefits received by Buyer during such 12-month period arising from utilization of non-current deferred taxes as of the Closing Date; provided that the amount of any such Tax Adjustment Payment shall not exceed $900,000.  The amount of Taxes related to current deferred revenue shall be calculated by comparing the Taxes due inclusive of recognition of such deferred revenue and related costs and a calculation of what Taxes would be due without the inclusion of such deferred revenue and related costs.  Related costs are to be determined in the same manner used to estimate such costs by the Buyer for purchase accounting related to the transactions contemplated by this Agreement.

(b)           The Tax Adjustment Payment, if any, shall be paid within 15 days of notification to Seller by the Buyer of its Tax calculations pursuant to Section 2.07(a) above, which notification shall be delivered not less than 30 days prior to the filing of any Tax Returns for the period that includes the 12-month period following the Closing Date.  Buyer shall provide its Tax calculations supporting any calculated Tax Adjustment Payment due to Buyer, shall cooperate with Seller regarding Sellers review of such calculations and shall give reasonable consideration to any alternative calculations proposed by Seller.

ARTICLE III

CLOSING

Section 3.01  Closing. The closing of the Transaction (the “Closing”) shall take place at 12:01 a.m. (Pacific Time) on December 1, 2014, unless otherwise agreed in writing between the Parties (the time and date of the Closing shall be referred to as the “Closing Date”) at the offices of Skyview Capital, LLC, located at Suite 810-N, 2000 Avenue of the Stars, Los Angeles, California.

Section 3.02  Closing Deliverables.

(a)           At the Closing, Seller shall deliver or cause the delivery of each of the following to Buyer:

(i)           all certificates representing the Membership Interests, as well as all duly executed transfer documentation in respect of the Membership Interests;

(ii)           the sum payable to Buyer pursuant to Section 2.04(a), in cash, free and clear of any costs and charges to Buyer;

(iii)           in each case where the said information is not in the possession or under the control of the relevant Group Company, the corporate books and records, including any shareholders’ registers and share certificates in respect of the Group Companies, and all other books and records required to be kept by Law by any Group Company (provided that Seller will be entitled to retain copies of all books and records related to, or that may be required for prosecution and defense of, any Retained Litigation);

(iv)           a counterpart of the Convertible Note Agreement, duly executed by Seller;

(v)           a counterpart of the Transition Services Agreement, duly executed by VIS;

(vi)           the Trademark Assignment Agreement, duly executed by the Company and VIS;

(vii)           a certificate of the Secretary (or equivalent officer) of VIS, Seller and each Group Company, in form and substance reasonably satisfactory to Buyer, certifying as to (A) a certified copy of VIS’s, Seller’s and each Group Company’s certificate of incorporation or certificate of formation (or equivalent formation document); (B) the bylaws or operating agreement (or equivalent governing document) of VIS, Seller and each Group Company, including any amendments thereto, as in effect on the Closing Date; (C) resolutions of the directors of each of VIS and Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the other Seller Documents necessary to consummate the Transaction, and (D) the names and signatures of the officers of VIS and Seller authorized to sign this Agreement and the other Seller Documents; and

(viii)           such other documents and instruments, including customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Parties, as the Buyer or its counsel may reasonably request.

(b)           At the Closing, the Buyer shall deliver or cause the delivery of each of the following to Seller:

(i)           a counterpart of the Convertible Note Agreement, duly executed by Buyer;

(ii)           the Convertible Note, duly executed by Buyer;

(iii)           a counterpart of the Transition Services Agreement, duly executed by Buyer;

(iv)           a certificate of the Secretary (or equivalent officer) of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (A) a certified copy of Buyer’s certificate of formation, as in effect on the Closing Date; (B) the operating agreement of Buyer, including any amendments thereto, as in effect on the Closing Date; (C) the resolutions of the manager of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the Convertible Note Agreement, the Convertible Note and the other Buyer Documents and the issuance of the Securities, and (D) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Buyer Documents; and

(v)           such other documents and instruments, including customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Parties, as Seller or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Closing Date, knowing and intending that Buyer is relying hereon in entering into this Agreement.  For purposes of this ARTICLE IV, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Ronald M. Kochman, James Whitney Mayhew or Richard Oldach and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties.  It is understood and agreed that the representations and warranties of Seller contained in this ARTICLE IV are not made in respect of, and expressly do not extend to, the Retained Litigation, any facts underlying the Retained Litigation or any liabilities related to the Retained Litigation either as of the date hereof or any other date.

Section 4.01  Organization, Good Standing and Authority of Seller; Enforceability of Seller.

(a)           Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada.  Except as set forth on Schedule 4.01(a), each of the Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  No proceeding for the liquidation, dissolution, winding up or bankruptcy of any Group Company is pending, or to the Seller’s knowledge, contemplated. Seller is solvent under the laws of the state of Nevada and is able to pay its debts as they fall due.

(b)           Seller has full corporate power and authority to enter into this Agreement and the other Seller Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)           Except as set forth on Schedule 4.01(c), each of the Group Companies is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

(d)           Schedule 4.01(d) lists the full legal name of each of the Group Companies and identifies each jurisdiction in which such Group Company is qualified to do business as a foreign entity, its directors and officers, its registration number (or other similar identification number) and the address of its registered office.

(e)           The execution, delivery and performance by Seller of this Agreement and the other Seller Documents and the consummation of the Transaction have been duly authorized by all requisite corporate action on the part of the Seller.  This Agreement and the other Seller Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Seller Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, conservatorship, fraudulent conveyance, insolvency, reorganization, moratorium or similar Laws relating or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exception”).

Section 4.02  Organizational documents, registers and minute books.

(a)           The organizational documents, copies of which are to be delivered to the Buyer pursuant to Section 3.02(a)(vii) at Closing, are true and accurate copies of the organizational documents of the Group Companies as at Closing and, to Seller’s knowledge, there have not been and are not any breaches by any Group Company of its organizational documents which will have a Material Adverse Effect.

(b)           Except as set forth on Schedule 4.02, the registers and minute books required to be maintained by each Group Company under the Law of the jurisdiction of its formation (i) are up-to-date; (ii) have been maintained in accordance with such Law; and (iii) contain proper records of all matters required under such Law to be dealt with in such registers and minute books; except where failure to do so would not have a Material Adverse Effect.  Except as set forth on Schedule 4.02, all such registers and minute books are in the possession, or under the control, of the relevant Group Company.

(c)           Except as set forth on Schedule 4.02, all material filings, publications, registrations and other formalities required by Law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been delivered or made on a timely basis, except where failure to do so will not have a Material Adverse Effect.

Section 4.03  Capitalization.  Schedule 4.03 accurately and completely sets forth the capital structure of each Group Company by listing thereon all of the ownership interests in each of the Group Companies which are authorized and which are issued and outstanding.  Except as set forth in Schedule 4.03, all of the issued and outstanding ownership interests in each of the Group Companies: (a) are duly authorized, validly issued, fully paid and nonassessable, (b) free and clear of any Liens, (c) are uncertificated and have never been represented by ownership interest certificates or similar documentation, (d) are held of record and beneficially owned as set forth on Schedule 4.03, and (e) were not issued in violation of the preemptive rights of any person or any agreement or any laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Authorities by which the applicable Group Company at the time of issuance was bound.  Except as disclosed on Schedule 4.03, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, preemptive rights, rights of participation, anti-dilution rights, voting rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the ownership interests in any Group Company; (ii) there are no outstanding contracts or other agreements of any Group Company or any other Person to purchase, redeem or otherwise acquire any outstanding ownership interests in any Group Company, or securities or obligations of any kind convertible into any ownership interests in any Group Company; (iii) there are no dividends or distributions which have accrued or been declared but are unpaid related to the ownership interests in any Group Company; and (iv) there are no outstanding or authorized appreciation, phantom, or other plans related to the ownership interests in any Group Company or similar rights with respect to any Group Company.

Section 4.04  No Conflicts; Consents.

(a)           The execution, delivery and performance by Seller of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate or conflict with the articles of incorporation or bylaws of Seller.

(b)           The execution, delivery and performance by Seller of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) except as set forth on Schedule 4.04(b), to Seller’s knowledge, violate or conflict with any Order or Law applicable to Seller or any of the Group Companies; (ii) except as set forth on Schedule 4.04(b), conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract; or (iii) result in the creation or imposition of any Lien on the assets of a Group Company; except where the violation, conflict, default, termination, acceleration, modification, loss of benefit or creation or imposition of any Lien would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.04(c), neither the Seller nor any Group Company is required to obtain any consent, approval, waiver, authorization or order of, give any notice to, or make any filing with, any Person under any Material Contract or any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or the other Seller Documents and the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consents, approvals, waivers, authorizations, give such notices or make such filings, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.05  Tangible Personal Property.

(a)           The Group Companies, collectively, have good and valid title to or a valid leasehold or contractual interests in, all tangible personal property comprising the Group Assets, free and clear of all Liens, other than Permitted Liens.

(b)           Schedule 4.05(b) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business and to which a Group Companies is a party.  Seller has delivered or made available to Buyer, or will deliver or make available to Buyer within 30 days of the Closing Date, true, correct and complete copies of all Personal Property Leases.  Each of the Personal Property Leases is in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of the Bankruptcy Exception.  No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Group Company under any of the Personal Property Leases and, to the knowledge of Seller, no other party is in default thereof.

(c)           All tangible personal property included in the Group Assets are in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such tangible personal property and are suitable for the purposes for which they are currently being used.  None of the tangible personal property owned or leased by any Group Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(d)           Except as set forth on Schedule 4.05(d), no third party (including any Subsidiary (other than a Group Company) or equity holder of Seller) owns or has any material interest by lease, license or otherwise in any of the tangible personal property included in the Group Assets.

Section 4.06  Real Property. There is no real estate (“Real Property”) owned by any Group Company.  Schedule 4.06 lists all Real Property leased by any of the Group Companies, and identifies the lessee and lessor thereof (each, a “Real Property Lease”).

Section 4.07  Absence of Questionable Payments. None of the Group Companies, nor any directors, officers, managers, members, partners, employees, agents, representatives or other Persons acting on behalf of any Group Company has: (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, (ii) accepted or received any unlawful contributions, payments, gifts or expenditures, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.08  Financial Schedules; Books and Records; Receivables.

(a)           Seller has previously furnished to Buyer a true and complete copy of (i) an unaudited balance sheet schedule of the Company, excluding the Maintech Business and the Maintech Entities, as of October 28, 2012, November 3, 2013, February 2, 2014, May 4, 2014 and August 3, 2014, (ii) consolidated schedule of operating activity cash flows of the Company, excluding the Maintech Business and the Maintech Entities, for the year ended November 3, 2013 and the quarters ended February 2, 2014, May 4, 2014 and August 3, 2014 (such financial schedules referenced in (i) through (ii) above are referred to herein as the “Financial Schedules”).  Each of the Financial Schedules has been prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the financial statements of VIS for the fiscal year ended November 3, 2013 (which financial statements were prepared in accordance with GAAP).

(b)           Except as set forth on Schedule 4.08, all books, records and accounts of Company are accurate and complete and maintained in all material respects in accordance with all applicable Laws, except where failure to be accurate, complete or so maintained would not have a Material Adverse Effect.

(c)           Subject to reserves reflected in the Financial Schedules, as adjusted to reflect operations thereafter in accordance with past practices, the accounts receivable of each Group Company (a) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the Ordinary Course of Business, and (b) to the knowledge of the Seller, are legal, valid and binding obligations of the obligors.

(d)           The amount of any liabilities existing at the Closing owed by any Group Company to any other Group Company is equal to the amount of any receivables existing at Closing owed by any Group Company to any other Group Company.

Section 4.09  No Undisclosed Liabilities. No Group Company has any liabilities, obligation or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, as applied by the Company in the Ordinary Course of Business, except (i) those which are adequately reflected or reserved against in the balance sheet dated as of the Balance Sheet Date included within the Financial Schedules and (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 4.10  Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date (i) each Group Company has conducted the Business in the Ordinary Course of Business in all material respects and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.11  Intellectual Property.

(a)           Schedule 4.11(a) contains a true, correct and complete list of: (i) all Registered Intellectual Property owned by one of the Group Companies, and (ii) all Intellectual Property (other than Registered Intellectual Property) that is owned by one of the Group Companies and is material to the Business as conducted on the Closing Date ((i) and (ii), collectively, the “Material Owned Intellectual Property”).

(b)           Schedule 4.11(b) contains a true, correct and complete list of: (i) all material licenses for Intellectual Property licensed (excluding “click wrap” or “click through” license agreements) to a Group Company (the “Business Inbound Intellectual Property Licenses”), and (ii) all material licenses for Intellectual Property licensed by a Group Company to any third party that relates to any of the Group Assets (the “Business Outbound Intellectual Property Licenses” and, collectively with the Business Inbound Intellectual Property Licenses, the “Business Intellectual Property Licenses”).  The applicable Group Company has performed all obligations required to be performed by it under the Business Intellectual Property Licenses and, to the knowledge of Seller, no other party to any Business Intellectual Property License is in default thereunder.

(c)           Except as set forth on Schedule 4.11(c), all rights to Material Owned Intellectual Property and all Business Intellectual Property Licenses (collectively, the “Business Intellectual Property”), are fully transferable, alienable or licensable to Buyer by a Group Company without restriction and without payment of any kind to any third party.

(d)           Except as set forth on Schedule 4.11(d), (i) each Group Company is the sole and exclusive owner of all right, title and interest to each item of Material Owned Intellectual Property owned by such Group Company, (ii) each Group Company’s right, title and interest to each item of Material Owned Intellectual Property it owns is free and clear of Liens other than Permitted Liens; and (iii) no Group Company has received written notice of any claim against such Group Company by any Person of any litigation pending or, to the knowledge of Seller, threatened in writing against such Group Company that challenges the validity or enforceability thereof or the rights of such Group Company in the Material Owned Intellectual Property it owns.  There is no pending, or to the knowledge of Seller, threatened, opposition, interference, or cancellation proceeding before any Governmental Authority against any item of Material Owned Intellectual Property.  Except as set forth on Schedule 4.11(d), to the knowledge of Seller, none of the Material Owned Intellectual Property is being infringed.

(e)           Except as set forth on Schedule 4.11(e), neither Seller nor any Group Company has received, at any time during the twelve months preceding the Closing Date, and, to the knowledge of Seller, is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing any Group Company to review or consider the applicability of such Person’s Intellectual Property to the Business and/or the Material Owned  Intellectual Property or claiming that the operation of the Business or any act, product, technology or service of a Group Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property or other rights of any Person (including, without limitation, any demand or request that Seller license any rights from a third party).  To the knowledge of the Seller, none of the Material Owned Intellectual Property or other Group Assets, nor the use thereof in the manner used by any Group Company or its licensees prior to the Closing Date, nor any Group Company’s operation of the Business, infringes, misappropriates, dilutes or otherwise violates (or has infringed, misappropriated, diluted or otherwise violated) the Intellectual Property or other rights of any Person.

(f)           Group Companies have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Confidential Information included in the Material Owned Intellectual Property.  Group Companies have taken commercially reasonable measures to ensure that the Group Companies have title to all Material Owned Intellectual Property created by employees and consultants of any Group Company who in the normal course of his or her duties is involved in the creation of Material Owned Intellectual Property.

(g)           Except as set forth on Schedule 4.11(g), with respect to the Software that is part of the Material Owned Intellectual Property (the “Business Software”): (i) to Seller’s knowledge, no Group Company has experienced any material defects in the Business Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (ii) to Seller’s knowledge, no Business Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Business Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Business Software to be publicly distributed or dedicated to the public.

Section 4.12  Inventory. All inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Group Companies free and clear of all Liens (other than Permitted Liens), and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Group Companies.

Section 4.13  Material Contracts.

(a)           Schedule 4.13(a) sets forth, by reference to the applicable subsection of Schedule 4.13(a), the following Contracts which relate in any material respect to any Group Company or the Group Assets and to which any Group Company is a party (collectively, the “Material Contracts”):

(i)           lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, or title to, or other interest in, any tangible personal property or real property involving either individual payments or aggregate payments in excess of $150,000 per year;

(ii)          Contracts not made in the Ordinary Course of Business involving a sharing of profits or losses of the Business with any Person;

(iii)         Contracts between Seller and a Subsidiary of Seller that are material to the Business or the Group Companies;

(iv)         Contracts containing covenants presently limiting the ability of any Group Company to compete with any Person in any line of business or in any area or territory;

(v)          Contracts with any Employee or Business Service Providers which provide for compensation in excess of $150,000 per year or provide for severance, retention, change in control or other similar payments in excess of $150,000;

(vi)         Contracts for the sale of the products of the Business or for the furnishing of services by any Group Company which involve aggregate payments in an amount reasonably likely (based on payments during the year ended November 3, 2013) to exceed $150,000 per year;

(vii)        Contracts which are material to the Group Companies and pursuant to which any Group Company grants to any Person the right to market, distribute or resell any products of any Group Company, to represent such Group Company with respect to any of the products of the Business, or to act as agent for such Group Company in the marketing, distribution or sale of any of the products of the Business; and

(viii)       Contracts providing material warranties or guarantees with respect to products of the Business that are in excess of warranties or guarantees provided by any Group Company in the Ordinary Course of Business.

(b)           To the Seller’s knowledge, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Group Company thereto as a party thereto and is enforceable against such Group Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception. Except as set forth on Schedule 4.13(b), no Group Company is in default under any Material Contract to which it is a party, nor, to the knowledge of Seller, is any other party to any Material Contract in default thereunder. Except as set forth on Schedule 4.13(b), no events, circumstances or facts exist or have occurred which would constitute a material breach or event of default, or (with or without the lapse of time, the giving of notice or both) would be a material breach or event of default under any Material Contract.  No party to any of the Material Contracts has exercised or, to the knowledge of Seller, plans to exercise, any termination rights with respect thereto, and there are no material disputes with respect to any Material Contract between or among any Group Company thereto and the other parties thereto.  Seller has delivered or made available to Buyer, or will deliver or make available to Buyer within 30 days of the Closing Date, true, correct and complete copies of all Material Contracts (other than the Material Contracts listed on Schedule 4.13(a) in response to Section 4.13(a)(iii)).

Section 4.14  Benefit Arrangements.

(a)           Schedule 4.14(a) contains a true, correct and complete list of each material Benefit Arrangement that covers any Employee.

(b)           Except as set forth on Schedule 4.14(b), no Benefit Arrangement that covers any Employee provides post-retirement medical or health benefits, except to the extent required by Part 6 of Title I of ERISA, or other applicable Law.  Each Benefit Arrangement that covers any Employee has been administered in all material respects in compliance with ERISA, Section 4980B of the Code and other applicable Law.  There are no pending, or to the knowledge of Seller, threatened claims (other than routine claims for benefits) or Legal Proceedings made or brought by any Employee (or beneficiary thereof) against or relating to any such Benefit Arrangement.  Each Benefit Arrangement covering any Employee that is intended to be qualified under Section 401(a) of the Code has received, or the Seller may rely upon, a favorable determination, opinion or notification letter from the IRS as to its qualification, and, to the knowledge of the Seller, nothing has occurred that could reasonably be expected to affect such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification.  All contributions and premium payments required to be made under any Benefit Arrangement have been timely made in all material respects when due.

(c)           To the Seller’s knowledge, except as set forth on Schedule 4.14(c), no Group Company nor any ERISA Subsidiary of such Group Company has or has ever had any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(d)           To Seller’s knowledge, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event,  (i) result in any obligation or liability to any present or former employee, manager, director, officer, contractor or consultant of Seller or any ERISA Subsidiary, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, manager, contractor, or consultant, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, manager, director, contractor or consultant of any Group Company, or (iv) give rise to the payment to any such present or former employee, officer, director, manager contractor or consultant of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

Section 4.15  Labor.

(a)           Schedule 4.15(a) lists (i) the names, titles, hire dates and current base compensation of each Employee of any Group Company dedicated, or providing material services, to the Business as of the Closing Date, and (ii) the name of each Person who currently provides, or who has within the prior twelve (12)-month period provided, material Business-related services to any Group Company as an independent contractor (the “Business Service Providers”).  Seller has delivered, or will deliver within 30 days of the Closing Date, to Buyer a true, correct and complete copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with a Employee or Business Service Provider and all current employee manuals and handbooks, employment policy statements, material employment customs and practices, and internal regulations.

(b)           Except as set forth on Schedule 4.15(b) and under any applicable Law, the employment of each of the current Employees and Business Service Providers is terminable by the applicable Group Company at will, and no Group Company has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees.  To the knowledge of Seller, no Employee or Business Service Provider has any plans to terminate employment or service with any Group Company.

(c)           With respect to current Employees and Business Service Providers:

(i)           to Seller’s knowledge, each Group Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, human rights, pay equity, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(ii)           to Seller’s knowledge, each current Business Service Provider classified by any Group Company as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified, and the applicable Group Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 (and the foreign equivalent thereof) when required to do so;

(iii)           to Seller’s knowledge, no Group Company is delinquent to, or has failed to pay when due, any current Business Service Provider for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals (other than accrued salary, bonuses, commissions, vacation, or other paid time off in accordance with such Group Company’s policies); and

(iv)           to Seller’s knowledge, no Group Company has any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Service Providers (other than routine payments to be made in the Ordinary Course of Business).

(d)           Except as set forth on Schedule 4.15(d), no Group Company is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization, or works council that pertain any Employees; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which any Group Company is bound that pertain any Employees; and no Employees are represented by any labor union, labor organization, employee association or works council with respect to their employment with any Group Company.

(e)           No labor union, labor organization, or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in each case, that pertain to any Employees.  To the knowledge of Seller, there are no labor unions organizing activities with respect to any Employees and no such activity has occurred in the last two (2) years.  There is no labor strike, lock out, grievance, arbitration, material labor dispute, slowdown or stoppage against any Group Company that is materially affecting the Group Companies, and no material labor dispute is, to the knowledge of Seller, threatened in writing.

(f)           There are no demands, orders or claims pending or, to the knowledge of Seller, threatened, before any Governmental Authority by any Employees for compensation, occupational health and safety, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay, maternity benefits, any statutory benefits, or any other claim, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or, to the knowledge of Seller, threatened claims or actions against Seller related to the Business under any workers compensation policy or long-term disability policy, nor to the knowledge of Seller is there any reasonable basis therefore.  Each Group Company has complied with and is in compliance with all applicable workers compensation Laws in respect of its Employees.

Section 4.16  Taxes.

(a)           Except as set forth on Schedule 4.16(a), all material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes payable by or on behalf of any Group Company (whether or not shown on any Tax Return) have been fully and timely paid.  Each Group Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.  All Forms W-2 and 1099 (and the foreign equivalents thereof) required with respect to any payment or withholding by any Group Company has been properly completed and timely filed.  Each Group Company has complied in all material respects with all applicable requirements of any Taxing Authority to collect from the receipts of customers (or other Persons paying amounts to any Group Company, as the case may be) the amount of all Taxes required to be collected and with all applicable requirements of any Taxing Authority to pay and remit such Taxes when due, in the form required under applicable Law or to make adequate provision for the payment of such amounts to the proper Taxing Authorities.

(b)           Except as set forth on Schedule 4.16(b), there is no dispute or claim concerning any liability for Taxes of any Group Company either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which any of the equity holders, managers and officers (and employees responsible for Tax matters) of any Group Company have knowledge based upon personal contact with any agent of such authority.  Seller, on behalf of each Group Company, has delivered or made available, or will deliver or make available within 30 days of the Closing Date, to Buyer complete copies of (A) all federal, state, local and foreign Tax Returns of each Group Company relating to the taxable periods after December 31, 2010, and (B) any audit report issued after December 31, 2010 relating to any Taxes due from or with respect to each Group Company.  To Seller’s knowledge, there are no audits or investigations of any Group Company by any Taxing Authority in progress, nor has any Group Company received any notice from any Taxing Authority that the conduct of such an audit or investigation is anticipated.  No claim has been made by a Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns to the effect that Seller is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of any Group Company arising as a result of any failure (or alleged failure) to pay any Tax.  Company has disclosed on its income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and no Group Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)           No Group Company has (i) agreed to nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding provision of any other Tax Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(d)           Preparation of Tax Returns.

(i)           The Seller shall prepare and file, or procure the preparation and filing of, all Tax Returns in respect of the Group Companies in a manner and on a basis consistent with past practice, to the extent that these are required to be filed on or before the Closing Date.

(ii)           The Buyer shall prepare and file, or procure the preparation and filing of, all Tax Returns in respect of the Group Companies not covered by Section 4.16(e) in a manner and on a basis consistent with past practice.  To the extent that any such Tax Return relates to a period that starts prior to Closing Date or may result in a claim against the Seller, the Seller shall have the right to review such Tax Return at least twenty (20) Business Days prior to the due date for filing thereof and the Buyer shall accept all reasonable comments of the Seller.

(iii)           The Seller and the Buyer shall provide each other such information and render each other such assistance as is necessary and reasonable to ensure the proper and timely completion and filing of the Tax Returns of the Group Companies.

(iv)           The Buyer shall not, and shall procure that no member of the Buyer’s Subsidiaries shall, take any position in the Tax Returns relating to a Group Company that is contrary to the position that the Seller or the relevant Group Company has taken or will take in the Tax Returns filed in the period up to the Closing Date.

(v)           Neither Buyer nor any member of Buyer’s Subsidiaries shall amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by any Group Company for any taxable year or period beginning on or before the Closing Date.

(e)           Tax Audits.

(i)           The Buyer shall notify the Seller in writing within five (5) Business Days of becoming aware of a tax audit or any matter or circumstance that may give rise to a tax audit for the period prior to the Closing Date.  The written notice shall set out such information as is available and as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary or desirable.

(ii)           The Seller shall control the conduct of any tax audit and shall be entitled to settle and compromise any such tax audit. The foregoing includes that if the Seller so requests, the Buyer shall or shall procure that the relevant Group Company takes such action as the Seller may request to participate in, settle, appeal, defend or compromise any tax audit.

(iii)           The Seller and the Buyer shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any tax audit.

(iv)           The Seller and the Buyer agree to retain all records that may be required for the conduct of any tax audit or other proceedings until the expiration of applicable statutory limitation period and, upon reasonable notice, to provide each other access to all books and records relating to the Group Companies as may be reasonably required to exercise their rights under this Paragraph.

Section 4.17  Compliance With Laws; Orders; Permits.

(a)           Except as set forth on Schedule 4.17(a), to Seller’s knowledge, each Group Company is in compliance in all material respects with all material Laws of each Governmental Authority applicable to such Group Company, except where such noncompliance would not have a Material Adverse Effect.  Except as set forth on Schedule 4.17(a), there are no currently pending and unresolved written notices or written charges with respect to the violation of any Law received by any Group Company from any Governmental Authority.  Except as set forth on Schedule 4.17(a), to the knowledge of Seller, no investigation with respect to the violation of any Law has been threatened in writing against any Group Company and there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would not have a Material Adverse Effect.

(b)           Schedule 4.17(b) contains a list of all Permits which the Group Companies have obtained (“Group Permits”).  The Group Companies have obtained all Permits which are required by Law for the operation of the Business, except where failure to obtain such Permits would not have a Material Adverse Effect. No Group Company is in default or violation, and, to the knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit.  Except as set forth on Schedule 4.17(b), none of the Group Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

(c)           None of the representations and warranties in Section 4.17 shall be deemed to relate to Intellectual Property (which are governed by Section 4.11), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

Section 4.18  Legal Proceedings.

(a)           Except as set forth on Schedule 4.18, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened in writing against or by any Group Company: (a) relating to or affecting any Group Company; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Seller Documents.

(b)           None of the representations and warranties in Section 4.18 shall be deemed to relate to Intellectual Property (which are governed by Section 4.11), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

Section 4.19  Insurance. The Group Companies are insured parties under insurance policies held by VIS or its affiliates providing for insurance coverage of the type and in such amounts as are sufficient for all requirements of Law and all Material Contracts, except where the failure to be covered by such insurance policies would not have a Material Adverse Effect.  Such policies are in full force and effect.  All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms.  Except as set forth on Schedule 4.19, to the knowledge of Seller, no event relating to any Group Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  No written notice of cancellation or termination has been received by any Group Company with respect to any such insurance policy during the past three (3) years and, to the knowledge of Seller, no cancellation or termination of such policies has been threatened in writing.  To the knowledge of Seller, no event has occurred, including, without limitation, the failure by any Group Company to give any notice or information or any Group Company giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of any Group Company under any such insurance policy.

Section 4.20  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Seller Documents based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the Closing Date, knowing and intending that Seller is relying hereon in entering into this Agreement.  For purposes of this ARTICLE V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Alex Soltani, Christopher Aye or Darren Loos and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties.

Section 5.01  Organization, Good Standing and Authority of Buyer; Enforceability of Buyer.

(a)           Buyer is a limited liability company duly formed, organized and validly existing and in good standing under the laws of the state of Delaware.  Each of the Buyer Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  No proceeding for the liquidation, dissolution, winding up or bankruptcy of the Buyer or any of the Buyer Subsidiaries is pending, or to the Buyer’s knowledge, contemplated.  Buyer is solvent under the laws of the state of Delaware and is able to pay its debts as they fall due.

(b)           Buyer has full limited liability company power and authority to enter into this Agreement and the other Buyer Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)           Each of the Buyer Parties is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

(d)           Schedule 5.01 lists the full legal name of each of the Buyer Parties and identifies each jurisdiction in which such Buyer Party is qualified to do business as a foreign entity.

(e)           The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents and the consummation of the Transaction have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the other Buyer Documents constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy Exception.

Section 5.02  No Conflicts; Consents.

(a)           The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate or conflict with the certificate of formation, operating agreement or other organizational documents of Buyer.

(b)           The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) to Buyer’s knowledge, violate or conflict with any Order or Law applicable to any Buyer Party, or (ii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which a Buyer Party is a party; or (iii) result in the creation or imposition of any Lien on the assets of a Buyer Party; except where the violation, conflict, default, termination, acceleration, modification, loss of benefit or creation or imposition of any Lien would not have a Material Adverse Effect.

(c)           None of the Buyer Parties is required to obtain any consent, approval, waiver, authorization or order of, give any notice to, or make any filing with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Buyer Documents and the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consents, approvals, waivers, authorizations, give such notices or make such filings, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.03  Subsidiaries. Except as set forth on Schedule 5.03, Buyer does not own or hold the right to acquire any equity interests in any other Person.

Section 5.04  Capitalization. Schedule 5.04 accurately and completely sets forth the capital structure of each Buyer Party by listing thereon all of the ownership interests in each of the Buyer Parties which are authorized and which are issued and outstanding.  Except as set forth in Schedule 5.04, all of the issued and outstanding ownership interests in each of the Buyer Parties: (a) are duly authorized, validly issued, fully paid and nonassessable, (b) free and clear of any Liens, (c) are uncertificated and have never been represented by ownership interest certificates or similar documentation, (d) are held of record and beneficially owned as set forth on Schedule 5.04, and (e) were not issued in violation of the preemptive rights of any person or any agreement or any laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Authorities by which the applicable Buyer Party at the time of issuance was bound.  Except as disclosed on Schedule 5.04, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, preemptive rights, rights of participation, anti-dilution rights, voting rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the ownership interests in any Buyer Party; (ii) there are no outstanding contracts or other agreements of any Buyer Party or any other Person to purchase, redeem or otherwise acquire any outstanding ownership interests in any Buyer Party, or securities or obligations of any kind convertible into any ownership interests in any Buyer Party; (iii) there are no dividends or distributions which have accrued or been declared but are unpaid related to the ownership interests in Buyer; and (iv) there are no outstanding or authorized appreciation, phantom, or other plans related to the ownership interests in any Buyer Party or similar rights with respect to any Buyer Party.

Section 5.05  Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Buyer Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Buyer other than restrictions on transfer provided for in the Buyer Documents.

Section 5.06  Financial Schedules. Buyer has previously furnished to Seller (i) a true and complete copy of an unaudited balance sheet of Buyer as of December 31, 2013 and the related statement of income for each of the years ending December 31, 2013 and 2012, and (ii) a true and complete copy of the unaudited balance sheet of Buyer as of September 30, 2014 and the related unaudited statement of income for the nine month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Buyer Financial Statements”).  Except as set forth in the notes thereto, each of the Financial Schedules has been prepared in accordance with GAAP, and presents fairly in all material respects the financial position, results of operations and cash flows of Buyer at the dates and for the periods indicated therein, all in accordance with GAAP.

Section 5.07  No Undisclosed Liabilities.  Buyer does not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, as applied by Buyer in the ordinary course of the Buyer’s business, except (i) those which are adequately reflected or reserved against in the balance sheet dated as of the Balance Sheet Date included within the Buyer Financial Statements and (b) those incurred in the ordinary course of business since the Balance Sheet Date which are not material.

Section 5.08  Solvency. Based on the consolidated financial condition of Buyer as of the Closing, after giving effect to transactions contemplated by this Agreement and the other Buyer Documents: (i) the fair saleable value of Buyer’s assets exceeds the amount that will be required to be paid on or in respect of Buyer’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Buyer’s assets do not constitute unreasonably small capital to carry on its business as now conducted including its expected capital needs taking into account the particular capital requirements of the business conducted by Buyer, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Buyer, together with the proceeds Buyer would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of Buyer’s liabilities when such amounts are required to be paid. Buyer does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Buyer has no knowledge of any facts or circumstances which lead it to believe that any Buyer Party will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule 5.08 sets forth as of the Closing Date all outstanding secured and unsecured Indebtedness of any Buyer Party in excess of $25,000.  Except as set forth on Schedule 5.08, no Buyer Party is in default with respect to any Indebtedness.

Section 5.09  Compliance With Laws.  To Buyer’s knowledge, except as described in Schedule 5.09, each Buyer Party is in compliance in all material respects with all Laws of each Governmental Authority applicable to such Buyer Party, except where such noncompliance would not have a Material Adverse Effect.  There are no currently pending and unresolved written notices or written charges with respect to the violation of any Law received by any Buyer Party from any Governmental Authority.  To the knowledge of Buyer, no investigation with respect to the violation of any Law has been threatened in writing against any Buyer Party and there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would not have a Material Adverse Effect.

Section 5.10  Legal Proceedings.  Except as set forth on Schedule 5.10, there is no Action of any nature pending or, to Buyer’s knowledge, threatened in writing against or by any Buyer Party (a) relating to or affecting any Buyer Party, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Buyer Documents.

Section 5.11  Investment Company.  Buyer is not, and is not an affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Buyer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 5.12  Absence of Questionable Payments.  None of the Buyer Parties nor any directors, officers, managers, members, partners, employees, agents, representatives or other Persons acting on behalf of any Buyer Party has: (i) used any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities of government officials or others, (ii) accepted or received any unlawful contributions, payments, gifts or expenditures, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.13  Insurance. Each Buyer Party has insurance policies providing for insurance coverage of the type and in such amounts as are sufficient for all requirements of Law and all Contracts or other instruments to which any Buyer Party is a party, except where the failure to obtain such insurance policies would not have a Material Adverse Effect.  Such policies are in full force and effect.  All insurance premiums have been paid on such insurance policies to the extent due and payable in accordance with their terms.  Except as set forth on Schedule 5.13, to the knowledge of Buyer, no event relating to any Buyer Party has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  No written notice of cancellation or termination has been received by any Buyer Party with respect to any such insurance policy during the past three (3) years and, to the knowledge of Buyer, no cancellation or termination of such policies has been threatened in writing.  To the knowledge of Buyer, no event has occurred, including, without limitation, the failure by any Buyer Party to give any notice or information or Buyer giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of any Buyer Party under any such insurance policy.

Section 5.14  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Buyer Documents based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

Section 6.01  Public Announcements.  Except as may be required by Law (including, without limitation, the securities laws of any jurisdiction (including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules promulgated thereunder) and the listing rules and regulations of any stock exchange or market) in the disclosing party’s reasonable judgment, the parties hereto shall not issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party.  In the event that any such press release or other public disclosure shall be required by Law, the party seeking to make such disclosure shall consult in good faith with the other party with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 6.02  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.03  Non-Competition and Confidentiality Agreement.

(a)           During the period of time beginning on the Closing Date and ending on the third (3rd) anniversary thereof (as may be extended below, the “Restricted Period”), Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly: (x) anywhere in the United States, engage in a business or activity that is in direct competition with any material aspect of the Business; or (v) solicit the services in any capacity of any Restricted Person except pursuant to a general solicitation which is not directed specifically to any Restricted Persons, in each case, whether or not Seller’s relationship with such Person predated Seller’s ownership of the Group Assets, provided, however, that nothing in this Section 6.03(a) shall prevent Seller or any of its Subsidiaries from (i) hiring any individual whose employment with Buyer has been terminated by Buyer, (ii) after 180 days from the date of termination of employment, hiring any individual whose employment with Buyer has been terminated by such individual or (iii) providing maintenance of customer equipment pursuant to arrangements with customers of the Seller or its Subsidiaries (other than the Group Companies).

(b)           Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and that any breach by Seller or its Subsidiaries of any provision hereof will result in irreparable injury to Buyer.  Any breach or alleged breach of this Agreement by Buyer shall not be a defense to the enforcement of this Section 6.03.  Seller acknowledges that, in addition to all remedies available at Law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.  Buyer shall not be required to post any bond or other security or to prove actual damages therefrom, in connection with any proceeding to enforce the provisions of this Section 6.03.  Each of the covenants contained in this Section 6.03 shall be deemed a series of separate covenants in each jurisdiction in which the enforcement thereof is sought, and should a court of competent jurisdiction determine any of the restrictive covenants is not enforceable in such jurisdiction, such determination shall not affect the enforceability of these restrictive covenants in any other jurisdiction.

(c)           Without limiting the generality of Section 8.04, the provisions of this Section 6.03 shall inure to the benefit of any subsequent transferee of the Membership Interests or any substantial portion thereof, or any successor to Buyer, whether or not this Agreement is assigned to such transferee.  In the event that Seller or any of its Subsidiaries (i) dissolves, liquidates or winds up its affairs, (ii) sells the equity interests, (iii) merges, consolidates or otherwise combines with any other Person, or (iv) otherwise leases, transfers, sells or disposes of all or any substantial portion of its remaining assets, whether in one transaction or a series of related transactions, then as a condition to such transaction or transactions, there shall be procured from the equity holders of Seller, at the sole expense of Buyer, any successor to Seller or any purchaser or other transferee of all or any substantial portion of Seller’s remaining assets, as the case may be, a written agreement (which written agreement shall expressly make Buyer and its successors and assigns an express intended third-party beneficiary thereof) to comply with the provisions of this Section 6.03 as if such successor, purchaser or other transferee were a party hereto.

(d)           Seller acknowledges that it is in possession of Confidential Information concerning the Business.  Subject to the provisions of this Section 6.03(d), Seller, shall, and shall cause its Subsidiaries and representatives to, at all times and for so long as it has any Confidential Information, (i) treat confidentially and not disclose all or any portion of such Confidential Information, or (ii) not use such Confidential Information for the benefit of themselves or any other Person.  Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and part of the Group Assets.  If Seller, or any of its Subsidiaries or representatives is requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), Seller, shall, or shall cause its Subsidiaries or representatives to, provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or its Subsidiary or representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.  Seller further agrees that, from and after the Closing Date, Seller and its Subsidiaries and representatives, upon the reasonable request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Business.

(e)           This Section 6.03 shall survive Closing for a period of five (5) years.

Section 6.04  Commercially Reasonable Efforts; Further Assurances.

(a)           Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.  Without limiting the generality of the foregoing, the parties will, as promptly as practicable, use their commercially reasonable efforts to effect all necessary registrations and filings required to be filed by such party and furnish to each other such information and assistance with respect to the terms of any registration, filing, application or undertaking for items agreed to be completed post-Closing as reasonably may be requested in connection with the foregoing.

(b)           In the event Seller or any Subsidiary of Seller receives any payment related to any Group Asset after the Closing, Seller agrees to use commercially reasonable efforts to remit, or procure the remittance of, within ten (10) Business Days such funds to the appropriate Group Company.

(c)           In the event Buyer or any Buyer Subsidiary (including any Group Company) receives any payment related to any Retained Litigation or Excluded Asset after the Closing, Buyer agrees to use commercially reasonable efforts to remit, or procure the remittance of, within ten (10) Business Days such funds to the Seller.

(d)           Seller and Buyer shall each use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals listed on Schedule 4.04(b), Schedule 4.04(c) and Schedule 4.11(c), and will cooperate with each Party in seeking to obtain all such authorizations, consents, orders and approvals.

(e)           Buyer shall, and shall cause its affiliates, employees and employees of the Group Companies to fully cooperate with, and provide reasonable assistance, including, without limitation, access to employees, books and records of the Group Companies, as may be requested by Seller (and its affiliates) in connection with Seller’s operation of its business for a period of 2 years after the Closing Date.  Seller shall be liable for reasonable out-of-pocket costs or expenses related employees of the Buyer or its affiliates (including employees of the Group Companies) cooperation and assistance pursuant to this Section 6.04(e).

Section 6.05  Business Communications.  For a period of six (6) months after the Closing Date, Seller shall forward, or cause to be forwarded, to Buyer all mail, electronic mail, faxes, telephone messages and other communications that Seller or its representatives receives relating to or concerning the Business or any Group Asset.  Seller shall so forward, or cause to be forwarded, all such communications promptly following receipt thereof.

Section 6.06  Intercompany payables / receivables.

(a)           The Seller shall settle all liabilities and receivables of Seller and its subsidiaries with any Group Company existing at the Balance Sheet Date.  The Seller shall also cause all liabilities, net of any receivables, of any Group Company to the Seller and its subsidiaries as of the Closing Date that arose after the Balance Sheet Date to be converted into equity.  The Buyer will cooperate with Seller regarding all actions necessary to accomplish these requirements to the extent they are not completed as of the Closing Date.

(b)           The Seller shall, and shall cause its Subsidiaries to, settle, within 45 days of the Closing Date, any receivables owed by any of Seller’s Subsidiaries (excluding the Group Companies) to any Group Company.

Section 6.07  Internal Reorganization.

(a)           Seller has used reasonable best efforts to complete the Internal Reorganization prior to the Closing.  However, the Parties acknowledge that the Internal Reorganization may not be complete as of the Closing and further agree that the failure to complete all or any part of the Internal Reorganization prior to the Closing shall not give rise to a (i) deemed transfer of the Excluded Assets from the Group Companies to Buyer or (ii) deemed assumption by Buyer of the Excluded Liabilities.

(b)           With respect to any of the Excluded Assets or Excluded Liabilities that are to be transferred by the Group Companies to Seller or an affiliate of Seller (including, any Subsidiary of VIS) pursuant to the Internal Reorganization and that have not been so transferred on or prior to the Closing Date, (i) Buyer and Seller shall (and Buyer shall cause the Group Companies to) use their respective reasonable best efforts from and after the Closing to complete the Internal Reorganization, and (ii) until such time as the Internal Reorganization has been completed, any such Excluded Assets and Excluded Liabilities, to the extent not fully transferred in accordance with the Internal Reorganization, shall be subject to the following arrangements: (A) Buyer and Seller shall (and Buyer shall cause the Group Companies to) use their respective reasonable best efforts from and after the Closing (1) to cause such Excluded Assets to be held for the use and benefit, insofar as reasonably possible, of Seller or one or more of its affiliates (including any Subsidiary of VIS, as specified by Seller), at Seller’s expense; and (2) to place Seller or one or more of its affiliates (including any Subsidiary of VIS, as specified by Seller), insofar as reasonably possible, in the same position as if such Excluded Assets had been transferred as contemplated by the Internal Reorganization and so that all the benefits and liabilities relating to such Excluded Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Assets and all corresponding liabilities, inure from and after the Closing Date to Seller or one or more of its affiliates (including any Subsidiary of VIS, as specified by Seller), at Seller’s expense; and (B) notwithstanding anything herein to the contrary, Seller shall reimburse Buyer for (or, upon request, advance to Buyer) all reasonable out-of-pocket expenses incurred by Buyer or any of its affiliates in connection with the immediately preceding clause (A).

(c)           After the Closing Date, at the sole cost and expense of the Seller, Buyer and Seller shall (and Buyer shall cause the Group Companies to) execute and deliver such additional documents, instruments, conveyances and assurances and to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to carry out the Internal Reorganization.  Without limiting the generality of the foregoing, the parties will, as promptly as practicable, use their commercially reasonable efforts to effect all necessary registrations and filings required to be filed by such party and furnish to each other such information and assistance with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the Internal Reorganization.

(d)           Seller shall indemnify Buyer and its Subsidiaries (including the Group Companies) in connection with any Damages incurred as a consequence of the Internal Reorganization, including, but not limited to, Seller’s obligations under Section 7.02(a)(vi).

(e)           In the event Buyer or any of its Subsidiaries receives any payment related to any Excluded Asset after the Closing, Buyer agrees to use commercially reasonable efforts to remit, or procure the remittance of, within ten (10) Business Days such funds to Seller.

Section 6.08  Material Owned Intellectual Property.  During the 12-month period commencing on the Closing Date, Buyer shall not, and Buyer shall not cause, suffer or permit the Buyer Subsidiaries (including any Group Company) or other affiliate to, enter into any agreement or understanding (or commence discussions which result in any Buyer Party (including any Group Company) or any other affiliate of the Buyer entering into an agreement or understanding not later than 24 months after the Closing Date) providing for the transfer (whether directly, as a result of a change of control or otherwise) or license (other than a license to a customer of a Buyer Party (including a Group Company) in the Ordinary Course of Business) of any of the Patents included in the Material Owned Intellectual Property (including, without limitation, as part of any sale of substantially all of the assets of any Buyer Party (including any Group Company) or any other affiliate of the Buyer, or the merger, sale or consolidation of any Buyer Party (including any Group Company) or any other affiliate of the Buyer) to any Person other than a wholly owned Subsidiary of Buyer (it being understood that any wholly owned Subsidiary to whom the Patents are transferred will be bound to the provisions of this Section 6.08 with respect to a subsequent transfer to any other Person) other than for fair market value.

Section 6.09  Limitations on Trademark Use.  In further consideration of the Trademark Assignment Agreement and to prevent consumer confusion, with respect to the marks, domain names and company names set forth on Schedule A to the Trademark Assignment Agreement (the “Assigned Trademarks”), Buyer hereby covenants and agrees (and shall cause Buyer Subsidiaries, Buyer’s affiliates, any licensee, assignee or successor in interest to covenant and agree) only to use, license, sublicensee or in any other way utilize such marks, domain names and company names solely in connection with the products and/or services claimed in the applications and registrations listed on Schedule A of the Trademark Assignment Agreement along with any other products, services and company names directly related to the Business.  Other than as permitted above and to further prevent customer confusion, Buyer further covenants and agrees (and shall cause Buyer Subsidiaries, Buyer’s affiliates, any licensee, assignee or successor in interest to covenant and agree) not to use, license, sublicense or utilize any other mark containing or consisting of the name and mark “Volt”, any variation or derivative of the mark “Volt”, or any other name or mark confusingly similar to “Volt”, alone or in combination with other words, names, styles, titles or marks in connection with any other products and/or services or as part of any company name. This covenant shall be binding upon any respective successors, assigns and legal representatives of Buyer and shall terminate only in the event that VIS or any successor or assign ceases to use the name or mark “Volt” in any way for five (5) consecutive years.  The Parties agree that this Section 6.09 does not prohibit Buyer from competing with Seller in any business under any name or mark not precluded herein.

Section 6.10  Section 338(h)(10) Election.

(a)            Each of the Group Companies and the Seller shall join with the Buyer in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the “Election”) with respect to the purchase and sale of the outstanding shares of common stock of each Group Company pursuant to the terms of this Agreement.  The Seller shall, and shall cause its affiliates to, cooperate with the Buyer to take all actions necessary and appropriate (including executing and filing Form 8023 and such other forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338(h)(10) of the Code or any successor provisions (and all corresponding state and local tax laws).  The Buyer and the Seller shall, and the Seller shall cause its affiliates to, report the Acquisition pursuant to this Agreement consistent with the Election.  The Buyer shall not have any obligation to reimburse Seller for any additional Taxes incurred by Seller or its affiliates attributable to the Election.

(b)            Within the ninety (90) calendar day period after Closing, the Buyer and Seller shall prepare a schedule that sets forth the allocation (the “Acquisition Allocation Schedule”) of the Purchase Price and other relevant items between the value of the assets of the Group Companies deemed sold and purchased as a result of the Election.  Such allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations.  The Buyer and the Seller shall, and Seller shall cause its affiliates to, file all Tax Returns and forms (including, without limitation Form 8594) in a manner consistent with the Acquisition Allocation Schedule and shall not take any position inconsistent with the Acquisition Allocation Schedule.

ARTICLE VII

INDEMNIFICATION

Section 7.01  Survival.

(a)           Except as set forth in the immediately succeeding sentences of this Section 7.01(a), the representations and warranties provided for in this Agreement shall survive the Closing for eighteen (18) months after the Closing Date.  The Extended Representations shall survive the Closing and remain in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations.  The survival period of each representation or warranty as provided in this Section 7.01 is hereinafter referred to as the “Survival Period.”  No claim for indemnification hereunder for breach of any such representations, warranties may be made after the expiration of the applicable Survival Period.

(b)           The covenants and other agreements contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c)           Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this ARTICLE VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.01 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved.

Section 7.02  Indemnification.

(a)           Seller shall, subject to Section 7.02(c) and Section 7.02(e), indemnify and hold harmless Buyer, its Subsidiaries, their respective affiliates, managers, members, officers, directors, partners, employees, agents and representatives, and any Person claiming by or through any of them (collectively, the “Buyer Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with: i) any inaccuracy in any representation or the breach of any warranty made by Seller in this Agreement or in any Seller Document; ii) the breach by Seller of any covenant or agreement to be performed by it hereunder or in any Seller Document; iii) any Taxes relating to the Group Companies for any period prior to the Closing Date that are not reserved for or accrued on the Financial Schedules; iv) any and all Employment Costs and Employment Liabilities incurred or existing prior to the Closing; v) the Retained Litigation (other than for Damages arising out of, resulting from or incurred in connection with any alleged action of the Buyer or the Group Companies after the Closing); (vi) any of the Excluded Liabilities and any liabilities corresponding to the Excluded Assets (except to the extent resulting from the gross negligence or willful misconduct of Buyer or any of its affiliates); (vii) the failure to obtain any authorizations, consents, orders and approvals set forth on Schedules 4.04(b), 4.04(c) and 4.11(c) prior to the Closing (other than the failure to obtain authorizations, consents, orders and approvals in connection with the LSSi Permits); (viii) the failure to obtain any authorizations, consents, orders and approvals set forth on Schedules 4.03(b) and 4.03(c) with respect to the LSSi Permits prior to Closing; (ix) any final determination by a court of competent jurisdiction that any Group Company willfully infringed upon the third party Intellectual Property that is the subject of the litigation set forth on Schedule 7.02(a); (x) the refusal to resign by any director, manager or officer of a Group Company that is not an Employee or an Excluded Employee; (xi) any additional Taxes incurred as a result of any action contemplated by Section 6.06 taken after the Closing and (xii) the failure to timely file the annual reports listed on Schedule 4.02.  For the avoidance of doubt, notwithstanding anything herein to the contrary, Seller shall not pay, or otherwise be liable for, any Employment Liabilities payable to any Employee as a result of the Termination of such Employee at or after the Closing (without regard to when such Termination is effective, provided such Termination is so effective at or after the Closing Date).

(b)           Buyer shall, subject to Section 7.02(d) and Section 7.02(e), indemnify and hold harmless Seller, its Subsidiaries their respective affiliates, managers, members, officers, directors, partners, employees, agents and representatives, and any Person claiming by or through any of them (collectively, “Seller Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with: vi) any inaccuracy in any representation or the breach of any warranty made by Buyer in this Agreement or in any Buyer Document; vii) the breach by Buyer of any covenant or agreement to be performed by Buyer hereunder or in any Buyer Document; viii) any Taxes relating to the Group Companies for any period from and after the Closing Date; (iv) subject only to the Seller’s obligation under Section 2.06(b), any and all Employment Costs and Employment Liabilities incurred or existing at or after the Closing (including, without limitation, all Employment Costs and Employment Liabilities that may be owed or payable to any Employee listed on Schedule 7.02(b) under any contractual arrangement); and (v) any Action, claim or Damages related to the Retained Litigation solely to the extent such Action, claim or Damages arise out of any alleged action of the Group Companies taken after the Closing.

(c)           The indemnification obligations of Seller set forth in Section 7.02(a)(i), other than the indemnification obligations with respect to any inaccuracy in or breach of the Extended Representations, shall be subject to a maximum liability equal to $3,000,000 (the “General Cap Amount”).  The indemnification obligations of Seller set forth in Section 7.02(a)(i) with respect to any inaccuracy in or breach of the Intellectual Property Representations shall be subject to a maximum liability equal to $8,000,000 (the “IP Cap Amount”).  The indemnification obligations of Seller with respect to Section 7.02(a)(vii) shall be subject to a maximum liability equal to $50,000 (“General Consent Cap Amount”).  The indemnification obligations of Seller with respect to Section 7.02(a)(viii) shall be subject to a maximum liability equal to $50,000 (“LSSi Permit Cap Amount” and collectively, the IP Cap Amount, the General Cap Amount, the General Consent Cap Amount and the LSSi Permit Cap Amount, the “Cap Amount”).  The indemnification obligations of Seller set forth in Section 7.02(a)(i) with respect to any inaccuracy in or breach of the Fundamental Representations of Seller or the Tax Representations, Section 7.02(a)(ii), Section 7.02(a)(iii), Section 7.02(a)(iv), Section 7.02(a)(v), Section 7.02(a)(vi), Section 7.02(a)(ix), Section 7.02(a)(x), Section 7.02(a)(xi) and Section 7.02(a)(xii) shall not be subject to the Cap Amount limitations set forth in this Section 7.02(c).  All claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

(d)           The indemnification obligations of Buyer set forth in Section 7.02(b)(i), other than the indemnification obligations with respect to any inaccuracy in or breach of the Fundamental Representations of Buyer, shall be subject to a maximum liability equal to the General Cap Amount.  The indemnification obligations of Buyer set forth in Section 7.02(b)(i) with respect to any inaccuracy in or breach of the Fundamental Representations of Buyer, Section 7.02(b)(ii), Section 7.02(b)(iii), Section 7.02(b)(iv), and Section 7.02(b)(v), shall not be subject to the General Cap Amount limitations set forth in this Section 7.02(d).  All claims made during the relevant Survival Period shall be counted in determining whether the threshold specified above has been achieved.

(e)           The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.02(b), as the case may be, until the aggregate amount of all Damages in respect of indemnification under Section 7.02(a) or Section 7.02(b), as applicable, exceeds $200,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all Damages, even if less than the Deductible.

(f)           Notwithstanding any provision herein to the contrary, no limitation on an Indemnifying Party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach or intentional misrepresentation of such party.

(g)           If and to the extent any provision of Section 7.02(a) is unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.02(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.  If and to the extent any provision of Section 7.02(b) is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 7.02(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(h)           Solely for the purposes of determining the calculation of the amount of any Damages under this ARTICLE VII related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.  For the avoidance of doubt, the qualifications set forth in this Section 7.02(h) shall be considered in determining whether any representation or warranty in this Agreement was breached for purposes of this ARTICLE VII.

(i)           For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

(j)           Notwithstanding the foregoing, in the event any indemnification obligation is required to be satisfied by Seller pursuant to Section 7.02(a) hereof while the Convertible Note is outstanding, Seller’s indemnification obligations may, at Seller’s option, be satisfied by a reduction in the outstanding principal balance of the Convertible Note in an amount equal to Seller’s indemnification obligation, and, if the outstanding principal balance of the Convertible Note is insufficient, then pursuant to the other terms of this Section 7.02, provided that, the percentage decrease in the face value of the Convertible Note shall be reflected in a similar percentage decrease in the rights of conversion established under the Convertible Note Agreement.

Section 7.03  Procedures for Third Party Claims Other Than for Retained Litigation.

(a)           In the case of any claim for indemnification arising from a claim of a third party (other than any Retained Litigation, a “Third Party Claim”), an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (the notice shall describe the claim or demand, the amount thereof (if known and quantifiable) and the basis thereof); provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are actually and materially prejudiced as a result of such failure.

(b)           The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within thirty (30) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall only be entitled to assume control of the defense of such action only to the extent the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against the full amount of any Damages resulting therefrom; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have taken any action to defend such third party claim within such thirty (30) day period; (ii) such claim or demand seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party, (iv) such claim relates to or arises in connection with any criminal Action, or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such third party claim.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

(c)           This Section 7.03 shall not apply to any Retained Litigation.

Section 7.04  Retained Litigation.

(a)           The Parties acknowledge and agree that Seller shall retain all rights to pursue the prosecution and defense of the Retained Litigation.  Buyer hereby grants and assigns to Seller any and all rights, title and interest in and to any and all claims, actions and causes of action of whatever kind or nature, that the Group Companies have, may have or did have, in connection with and arising out of the Retained Litigation.

(b)           Notwithstanding anything to the contrary herein, Seller (or its affiliates) shall assume and control the prosecution and defense of the Retained Litigation in all respects, including the settlement thereof and any decision whether to appeal. Notwithstanding the foregoing sentence, Seller shall have the right to settle, compromise or discharge Retained Litigation only (A) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, solely with respect to any portion of the settlement, compromise or discharge (x) providing for relief to any Buyer Indemnified Parties of damages other than the payment of monetary damages or (y) involving a finding or admission of any breach or violation by any Buyer Indemnified Party or (B) without Buyer’s consent if such settlement, compromise or discharge (x) provides for no relief relating to any Buyer Indemnified Parties other than the payment of monetary damages, including royalty payments, and (y) involves no finding or admission of any breach or violation by any Buyer Indemnified Party.  Buyer shall, and shall cause its affiliates, employees and employees of the Group Companies to fully cooperate with, and provide reasonable assistance, including, without limitation, access to employees, books and records of the Group Companies (including Intellectual Property of the Group Companies), as may be requested by Seller (and its affiliates) in the prosecution and defense of the Retained Litigation.  Seller shall be liable for reasonable out-of-pocket costs or expenses related to employees of the Buyer or its affiliates (including employees of the Group Companies) cooperation and assistance in the prosecution and defense of the Retained Litigation.

(c)           Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties’ right to indemnification provided in Section 7.02(a)(v) shall constitute the sole and exclusive remedy for all claims with respect to the Retained Litigation, and Seller shall have no other liability for any Actions, settlements, compromises or Damages relating thereto, in connection therewith or arising or resulting therefrom, to the Buyer Indemnified Parties (including the Group Companies).  In furtherance of the foregoing, each of the Buyer Indemnified Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller with respect to the Retained Litigation, other than the right to seek indemnity pursuant to Section 7.02(a)(v).

(d)           Notwithstanding anything herein to the contrary, Seller shall be entitled to retain copies of all books and records related to, or that may be required for prosecution and defense of, any Retained Litigation.

Section 7.05  Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto.  The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed claims for Damages.  If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest.  In the event that the Indemnified Party is required to institute Legal Proceedings in order to recover Damages hereunder, the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such Legal Proceedings.  In the event that a party hereto claiming to be an Indemnified Party institutes Legal Proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Legal Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

Section 7.06  Indemnity for Specified Subsequent Litigation.

(a)           The Parties acknowledge that the suit identified on Schedule 7.06 (the “Dismissed Case”) was dismissed by the court as described on Schedule 7.06.  In the event that, subsequent to the Closing, the petitioner in the Dismissed Case (or any successor in interest thereto) brings an Action against any Group Company or Buyer that is substantially similar on its terms to the allegations in the counterclaim previously filed by the petitioner in the Dismissed Case against the Group Companies (any such Action, a “Subsequent Litigation”), Seller shall indemnify and hold harmless the Buyer Indemnified Parties against and in respect of any Damages arising out of, resulting from or incurred in connection with such Subsequent Litigation.  As a condition to the indemnification provided for in this Section 7.06, Buyer covenants and agrees that it will not, nor will it cause any of its affiliates, to pursue any cause of action against the petitioner in the Dismissed Case (or any successor in interest thereto) other than any counterclaims or similar related actions that may be filed in response to the Subsequent Litigation being commenced and Buyer hereby grants and assigns to Seller any and all rights, title and interest in and to any and all awards of Damages of whatever kind or nature, that the Group Companies or Buyer may have in connection with and arising out of the Subsequent Litigation.

(b)           Buyer will provide Seller with prompt written notice of any Subsequent Litigation.  Notwithstanding anything to the contrary herein, Seller (or its affiliates) shall have the right, upon prompt written notice to Buyer, to assume and control the prosecution and defense of any Subsequent Litigation in all respects, including the settlement thereof and any decision whether to appeal. Notwithstanding the foregoing sentence, if control is assumed by Seller, it shall have the right to settle, compromise or discharge Subsequent Litigation only (A) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) without Buyer’s consent if such settlement, compromise or discharge (x) provides for no relief relating to any Buyer Indemnified Parties other than the payment of monetary damages, including royalty payments, and (y) involves no finding or admission of any breach or violation by any Buyer Indemnified Party.  Buyer shall, and shall cause its employees and affiliates to, at Seller’s expense, fully cooperate with, and provide reasonable assistance, including, without limitation, access to employees, as may be requested by, Seller (and its affiliates) in the prosecution and defense of the Subsequent Litigation.

(c)           Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties’ right to indemnification provided in this Section 7.06 shall constitute the sole and exclusive remedy for all claims with respect to the Dismissed Case and the Subsequent Litigation, and Seller shall have no other liability for any Actions, settlements, compromises or Damages relating thereto, in connection therewith or arising or resulting therefrom, to the Buyer Indemnified Parties (including the Group Companies).  In furtherance of the foregoing, each of the Buyer Indemnified Parties hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller with respect to the Dismissed Case and the Subsequent Litigation, other than the right to seek indemnity pursuant to this Section 7.06.

Section 7.07  Cumulative Remedies.  The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission and a copy sent by overnight courier) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

If to Seller:	Volt Delta Resource Holdings, Inc.
1065 Avenue of the Americas
New York, New York 10018
Attention:	Sharon Stern, Esq.

With a copy to:	Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, GA 30308
E-mail: Patrick.Macken@troumansanders.com
Attention: Patrick Macken, Esq.

If to Buyer:	NewNet Communication Technologies, LLC
c/o Skyview Capital, LLC
Suite 810-N
2000 Avenue of the Stars
Los Angeles, CA 90067
Attention: General Counsel

Section 8.02  Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.03  Governing Law; Consent to Jurisdiction.

(a)           This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b)           Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity, and neither party shall be required to provide any bond or other security in connection with any such injunction or in connection with any related Action.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Action may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.04  Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void.  Buyer may assign all of its rights under this Agreement to any Subsidiary of Buyer.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that ARTICLE VII shall also be for the benefit of Buyer Indemnified Parties and Seller Indemnified Parties.

Section 8.05  Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile, .pdf or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.06  Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.07  Entire Agreement.  This Agreement (including the schedules attached thereto) and the other Transaction Documents, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.08  Amendment and Modification.  This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 8.09  Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 8.10  Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 8.11  Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 8.12  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13  Attorneys’ Fees.  If any Action relating to this Agreement or any document to be delivered hereunder or the enforcement of any provision of any of this Agreement or any document to be delivered hereunder is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

ARTICLE IX

VIS GUARANTEE

VIS hereby unconditionally and absolutely guarantees, as primary obligor and not as surety, the due performance by Seller of all of its obligations to Buyer pursuant to Article VII of this Agreement and agrees that, subject to Seller’s option in Section 7.02(j) to satisfy such obligations through a reduction in the principal amount of the Convertible Note, Buyer shall not be obligated to pursue any remedy against Seller, or against any security, for breach of Article VII of this Agreement prior to proceeding directly against VIS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

VOLT DELTA RESOURCE HOLDINGS, INC.

By:	/s/ Ronald M. Kochman
	Name:	Ronald M. Kochman
	Title:	President and Chief Executive Officer

VIS:

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Ronald M. Kochman
	Name:	Ronald M. Kochman
	Title:	President and Chief Executive Officer

BUYER:

NEWNET COMMUNICATION TECHNOLOGIES, LLC

By:	/s/ Ali Reza (Alex) Soltani
	Name:	Ali Reza (Alex) Soltani
	Title:	Manager